Millennium Biotechnologies Group, Inc (MBTG.OB) Announces Completion of $2,277,000 Equity Financing.

BASKING RIDGE, N.J. September 7, 2007, Millennium Biotechnologies Group, Inc. (OTC BB:MBTG.OB) announced that it raised $2,277,000 through the private placement of its equity securities. These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from the registration requirements. Millennium, through its wholly owned subsidiary, Millennium Biotechnologies, Inc., is now positioned to launch products into the P4 Healthcare oncology network and the U.S. and International sports markets.

The recently announced P4 Healthcare relationship is an unprecedented approach to nutrition in the medical markets. Many of the largest private oncology practices in the country will be preferentially offering RESURGEX® products to their patients, in their offices, beginning in Q4 of ’07. In addition, the Resurgex line of products will be strategically marketed by P4 in its professional Caring4Cancer journal and informative website, www.caring4cancer.com

After several successful clinical trials, Millennium will launch it’s new sports product SURGEX™ into the U.S. and International sports markets in Q4 of ’07. The response to the results of the trials as well as feedback on SURGEX™ from many professional strength and conditioning coaches and players, has been overwhelmingly positive, and sets the stage for a national and international launch.

About Millennium Biotechnologies, Inc.: Millennium Biotechnologies, Inc. is a research-based nutraceutical company and a pioneer in the emerging field of specialized nutritional supplements. The company's flagship products, Resurgex(r), Resurgex Plus(r), and Resurgex Select(r), are designed to assist in reducing fatigue and oxidative stress, maintaining lean muscle and immune support in immunocompromised conditions.

Millennium Biotechnologies, Inc. is a wholly owned subsidiary of Millennium Biotechnologies Group, Inc., a publicly-traded company (OTC BB:MBTG.OB). For more information about Millennium Biotechnologies, please contact Jerry Swon, Chief Executive Officer, at jswon@milbiotech.com or call (908) 604-2500. For more information about the Resurgex line of products visit http://www.resurgex.com.

This release includes certain forward-looking information that is based upon management's beliefs as well as on assumptions made by and data currently available to management. This information which has been, or in the future may be, included in reliance on the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995, is subject to a number of risks and uncertainties, including but not limited to uncertainty as to market acceptance of Resurgex and Resurgex Plus and the factors identified in the Company's 10-KSB and other documents filed with the Securities and Exchange Commission. Actual results may differ materially form those anticipated in such forward-looking statements even if experience or future changes make it clear the any projected results expressed or implied therein may not be realized. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Contact:
Millennium Biotechnologies Group, Inc.
Jerry Swon, Chief Executive Officer
(908) 604-2500
jswon@milbiotech.com

Source: Millennium Biotechnologies Group, Inc.